UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

February 8, 2017

Date of report (Date of earliest event reported)

ALTRA INDUSTRIAL MOTION CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33209 (Commission File Number)	61-1478870 (IRS Employer Identification No.)

300 Granite Street, Suite 201, Braintree, Massachusetts	02184
(Address of principal executive offices)	(Zip Code)

(781) 917-0600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Compensation

On February 8, 2017, the Personnel & Compensation Committee of the Board of Directors (the “Compensation Committee”) of Altra Industrial Motion Corp., a Delaware corporation (the “Company”), approved the 2017 compensation for the Company’s named executive officers.  The Compensation Committee based its determinations of the 2017 compensation, in part, on a 2014 report by the Company’s compensation consultant, Frederic W. Cook & Co., which indicated that (i) certain executive officer base salaries were below median market levels and could be increased to more closely reflect market median levels as part of the Company’s annual salary review process and (ii) the total target annual compensation (the sum of base salary and target bonus) and the total target direct compensation (the sum of base salary, target bonus and the annualized grant date present value of long-term incentive grants) for the Company’s executive officers were below market median levels.  The Compensation Committee’s determination of the 2017 salaries, target bonus and long term incentive grants for the Company’s named executive officers continued the Compensation Committee’s decisions in 2016 and 2015 to bring the compensation for the Company’s named executive officers in line with median market levels.

For the year 2017, the named executive officers will receive base salaries as set forth below.

Named Executive Officer	2016 Base Salary

Carl R. Christenson	$689,585	(1)
Christian Storch	$429,665	(1)
Gerald P. Ferris	$265,225	(1)
Glenn E. Deegan	$344,793	(1)
Craig Schuele	$254,616	(1)

(1)	Increase is effective as of January 1, 2017.

On February 8, 2017, the Compensation Committee issued grants of restricted common stock and target performance shares to the named executive officers under the Company’s 2014 Omnibus Incentive Plan as set forth below.

	Restricted Stock		Performance Shares
Named Executive Officer	Number Granted	Stock Cash Value at Time of Grant	Target Number Granted	Stock Cash Value at Time of Grant

Carl R. Christenson	26,973	$1,034,378	13,487	$517,189
Christian Storch	5,602	$214,833	5,602	$214,833
Gerald P. Ferris	3,458	$132,613	3,458	$132,613
Glenn E. Deegan	4,496	$172,397	4,496	$172,397
Craig Schuele	2,988	$114,577	2,988	$114,577

The restricted stock awards for each of the five named executive officers will vest in equal installments on August 15, 2017, August 15, 2018, August 15, 2019 and August 15, 2020.

The performance objective for fifty percent (50%) of the performance shares is a targeted amount of return on invested capital established by the Compensation Committee of the Company over a measurement period of one year beginning on January 1, 2017 and ending on December 31, 2017.  Award payouts for the performance shares are based on the percentage of the performance target achieved. The percentage of the award earned at the end of the performance cycle based on the performance target can range between 0%, for achievement of less than approximately 83% of the performance target, and 200%, for achievement of approximately 111% of the performance target.  Once the amount of the performance share award is fixed based upon achievement of the target performance objective, the awards will be paid in restricted common stock, which restricted stock will vest on the second anniversary of the issuance date.

The performance objective for the remaining fifty percent (50%) of the performance shares measures the Company’s total shareholder return (“TSR”) against the TSR for a peer group of companies over a measurement period of three years beginning on January 1, 2017 and ending on December 31, 2019.  Award payouts for the performance shares are based on the percentile rank of the Company’s TSR compared to the TSR of peer group companies over the performance period.  Achievement of a relative TSR percentile rank at the 50th percentile results in an earned performance share award at 100% of target.   The percentage of the award earned at the end of the performance cycle based on the performance target can range between 0%, for achievement of a relative TSR percentile rank below the 25th percentile, and 150%, for achievement of a relative TSR percentile rank at or above the 75th percentile.

On February 8, 2017, the Compensation Committee of the Company also approved the 2017 target bonus percentage amounts for the named executive officers of the Company pursuant to the Company's Management Incentive Compensation Program.  The Compensation Committee established target bonus percentages for each of Carl R. Christenson, Christian Storch, Gerald P. Ferris, Glenn E. Deegan and Craig Schuele such that those executives may be entitled to receive a cash bonus equal to 75%, 60%, 55%, 55% and 50% of their 2017 base salary, respectively, subject to upward or downward adjustment by the Compensation Committee based on their respective individual and the Company’s performance in 2017.  The Company's performance is based on achievement of certain targeted amounts of adjusted EBTIDA, working capital management goals, and sales and earnings growth.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Altra Industrial Motion Corp.

	By:	/s/ Glenn E. Deegan
		Name:	Glenn E. Deegan
		Title:	Vice President, Legal and Human Resources,
General Counsel and Secretary

Date: February 13, 2017

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